Exhibit 99.1

PRESS RELEASE

Merchants Bancorp Reports First Quarter 2024 Results

For Release April 29, 2024

•	First quarter 2024 net income of $87.1 million was the Company’s highest quarterly earnings ever recorded, increasing 58% compared to first quarter of 2023 and increasing 12% compared to the fourth quarter 2023.

•	First quarter 2024 diluted earnings per common share of $1.80 increased 68% compared to the first quarter of 2023 and increased 14% compared to the fourth quarter of 2023.

•	Total assets of $17.8 billion surpassed any level previously reported by the Company, increasing 25% compared to March 31, 2023 and increasing 5% compared to December 31, 2023.

•	Tangible book value per common share of $29.26 increased 28% compared to $22.88 in the first quarter of 2023 and increased 7% compared to $27.40 in the fourth quarter of 2023.

•	As of March 31, 2024, the Company had $5.6 billion in unused borrowing capacity with the Federal Home Loan Bank and the Federal Reserve Discount window, representing 32% of total assets.

•	The Company’s most liquid assets are in unrestricted cash, short-term investments, including interest-bearing demand deposits, mortgage loans in process of securitization, loans held for sale, and warehouse repurchase agreements included in loans receivable. Taken together, with unused borrowing capacity, these totaled $10.9 billion, or 61%, of the $17.8 billion in total assets as of March 31, 2024.

•	Loans receivable of $10.7 billion, net of allowance for credit losses on loans, increased $2.1 billion, or 25%, compared to March 31, 2023, and increased $562.7 million, or 6%, compared to December 31, 2023.

•	The efficiency ratio was 29.1% in the first quarter of 2024 compared to 30.3% in the first quarter of 2023 and 33.1% in the fourth quarter of 2023.

•	Quarterly dividends of $0.09 per common share increased 13% compared to the first quarter of 2023.

•	The previously announced agreement to sell several Illinois bank branches was completed on January 26, 2024, resulting in a gain of $0.7 million.

•	The Company redeemed all outstanding shares of the Series A Preferred Stock for approximately $52 million on April 1, 2024, at the liquidation preference of $25.00 per share.

•	On March 27, 2024, the Company executed a credit default swap on a $544 million pool of its multi-family mortgage loans, to provide credit protection for the loan pool and reduce risk-based capital requirements.

CARMEL, Indiana – (PR Newswire) - Merchants Bancorp (the “Company” or “Merchants”) (Nasdaq: MBIN), parent company of Merchants Bank, today reported first quarter 2024 net income of $87.1 million, or diluted earnings per common share of $1.80. This compared to $55.0 million, or diluted earnings per common share of $1.07 in the first quarter of 2023, and compared to $77.5 million, or diluted earnings per common share of $1.58 in the fourth quarter of 2023.

“Our financial results are off to a strong start in 2024, as we achieved the highest quarterly earnings in Company history. Loan growth continued to accelerate, with total assets reaching a record level of nearly $18 billion at the end of the quarter. The momentum of our profitability continued, as we grew net income by 58% compared to the same period in 2023, all while decreasing our efficiency ratio to 29.1%, increasing our return on average assets to 2.07%, and increasing our tangible book value by 28%, to $29.26 per share,” said Michael F. Petrie, Chairman and CEO of Merchants.

Michael J. Dunlap, President and Chief Operating Officer of Merchants, added, “We are proud of the culture we have established at Merchants and believe it has contributed to the entrepreneurial creativity and successes we have had since becoming a public company in 2017. We have created a unique business model, with a focus on well-collateralized, affordable multi-family housing that is underwritten to agency guidelines. We can operate in any interest rate environment, and we are managing our capital and strong liquidity to maximize future growth opportunities.”

Net income of $87.1 million for the first quarter 2024 increased by $32.1 million, or 58%, compared to the first quarter of 2023. The higher net income was primarily driven by a $26.4 million increase in net interest income and a higher fair market value adjustment to servicing rights, which was partially offset by a $14.1 million increase in noninterest expenses. Results for the first quarter 2024 included a $14.0 million positive fair market value adjustment to servicing rights compared to a $2.9 million negative adjustment in the first quarter of 2023.

Net income of $87.1 million for the first quarter 2024 increased by $9.6 million, or 12%, compared to the fourth quarter of 2023. The increase in net income was primarily driven by a $21.6 million higher fair market value adjustment to servicing rights, which was partially offset by a $10.0 million decrease in gain on sale of loans. Results for the first quarter of 2024 included $14.0 million positive fair market value adjustment to servicing rights compared to a $7.6 million negative fair market value adjustment to servicing rights in the fourth quarter 2023.

Page |  2

Total Assets

Total assets of $17.8 billion at March 31, 2024 increased $3.6 billion, or 25%, compared to March 31, 2023, and increased $870 million, or 5%, compared to December 31, 2023. The increase compared to December 31, 2023 was primarily due to growth in the warehouse, healthcare, and multi-family loan portfolios as well as loans held for sale.

Return on average assets was 2.07% for the first quarter of 2024 compared to 1.71% for the first quarter of 2023 and 1.86% for the fourth quarter of 2023.

Asset Quality

The allowance for credit losses on loans of $75.7 million, as of March 31, 2024, increased $23.9 million, or 46%, compared to March 31, 2023 and increased $4.0 million, or 6%, compared to December 31, 2023. The increase compared to both periods was primarily due to loan growth in the multi-family and healthcare portfolios, as well as changes in specific reserves and loss factors to reflect industry conditions. The Company experienced one charge-off of a commercial loan for $0.9 million and $1,000 of recoveries during the first quarter 2024.

As of March 31, 2024, non-performing loans were $131.8 million, or 1.22% of loans receivable before the allowance for credit losses on loans, compared to $65.3 million, or 0.76%, as of March 31, 2023, and $82.0 million, or 0.80%, as of December 31, 2023. The increase in non-performing loans compared to December 31, 2023 was primarily due to 3 customers with delinquent payments of 90 days or more. As of March 31, 2024, there were 13 customers classified in nonaccrual status and 8 customers delinquent by 90 or more days, but still accruing interest with full repayment expected.

Securities Available for Sale

Total securities available for sale of $1.1 billion as of March 31, 2024 increased $381.8 million, or 56%, compared to March 31, 2023, and decreased $52.4 million, or 5%, compared to December 31, 2023. The increase compared to March 31, 2023 was primarily associated with the acquisition of certain securities from a warehouse customer that provides protective put options and interest rate floor derivatives to prevent losses in value. The decrease in securities from December 31, 2023 was partially due to the sale of securities held by Farmers-Merchants Bank of Illinois (“FMBI”) prior to the completion of the sale of its branches.

As of March 31, 2024, Accumulated Other Comprehensive Losses (“AOCL”) of $1.2 million, related to securities available for sale, decreased $6.6 million, or 85%, compared to March 31, 2023, and decreased $1.3 million, or 53%, compared to December 31, 2023. The $1.2 million of AOCL as of March 31, 2024 represented less than 1% of total equity and less than 1% of total investment securities.

Page |  3

Total Deposits

Total deposits of $14.0 billion at March 31, 2024 increased $2.6 billion compared to March 31, 2023, and decreased $85.8 million, or 1%, compared to December 31, 2023. The change compared to March 31, 2023 was primarily due to increases in brokered certificates of deposit and brokered demand deposit accounts. The change compared to December 31, 2023 was primarily due to decreases in brokered demand deposit accounts that were partially offset by increases in brokered certificates of deposit.

Total brokered deposits of $5.8 billion at March 31, 2024 increased $2.0 billion, or 54%, from March 31, 2023 and decreased $0.2 million, or 4%, from December 31, 2023. Brokered deposits represented 41% of total deposits at March 31, 2024 compared to 33% of total deposits at March 31, 2023 and 42% of total deposits at December 31, 2023. As of March 31, 2024, brokered certificates of deposit had a weighted average remaining duration of 57 days.

The Company continues to offer new products, such as adjustable-rate certificates of deposits, to minimize interest rate risks by aligning the rate and short duration characteristics of its deposit and loan portfolios. Additionally, the Company has offered an insured cash sweep program since 2018, which extends FDIC protection up to $100 million per depositor. The balance of deposits in this program was $1.7 billion as of March 31, 2024 compared to $1.5 billion at March 31, 2023 and $1.6 billion at December 31, 2023, and has contributed to the Company's low level of uninsured deposits, which were below 15% of total deposits.

Liquidity

Cash balances of $508.8 million as of March 31, 2024 increased by $139.2 million compared to March 31, 2023 and decreased by $75.7 million compared to December 31, 2023. The Company continues to have significant borrowing capacity, with unused lines of credit totaling $5.6 billion as of March 31, 2024 compared to $4.0 billion at March 31, 2023 and $6.0 billion at December 31, 2023.

This liquidity enhances the ability to effectively manage interest expense and asset levels in the future. Additionally, the Company’s business model is designed to continuously sell or securitize a significant portion of its loans, which provides flexibility in managing its liquidity.

Page |  4

Comparison of Operating Results for the Three Months Ended

March 31, 2024 and 2023

Net Interest Income of $127.1 million increased $26.4 million, or 26%, compared to $100.7 million, primarily reflecting an increase in both average balances and yields on loans and loans held for sale, as well as higher average yields and balances of securities available for sale, which were partially offset by higher average balances and interest rates on deposits, as well as higher rates on borrowings.

•	Interest rate spread of 2.58% decreased 18 basis points compared to 2.76%.

•	Net interest margin of 3.14% decreased 13 basis points compared to 3.27%.

Interest Income of $314.2 million increased $102.9 million, or 49%, compared to $211.3 million, reflecting an increase in both average balances and higher yields of loans and loans held for sale, as well as securities available for sale.

•	Average balances of $13.5 billion for loans and loans held for sale increased 27% compared to $10.6 billion.

•	Average yield on loans and loans held for sale of 8.11% increased 86 basis points compared to 7.25%.

•	Average balances of $1.1 billion for securities available for sale increased 144% compared to $445.6 million.

•	Average yield on securities available for sale of 5.33% increased 327 basis points compared to 2.06%.

Interest Expense of $187.1 million increased $76.5 million, or 69%, compared to $110.6 million. The increase was primarily due to higher average balances and rates on certificates of deposit and interest-bearing checking, as well as higher rates on borrowings.

•	Average balances of $5.7 billion for certificates of deposit increased 71% compared to $3.3 billion.

•	Average interest rates of 5.40% for certificates of deposit increased 114 basis points compared to 4.26%.

•	Average balances of $5.1 billion for interest-bearing deposits increased 25% compared to $4.1 billion.

•	Average interest rates of 4.81% for interest-bearing deposits increased 74 basis points compared to 4.07%.

Noninterest Income of $40.9 million increased $26.6 million, or 187%, compared to $14.3 million, primarily due to a $17.0 million, or 722%, increase in loan servicing fees, a $4.1 million, or 338% increase in syndication and asset management fees, a $3.0 million, or 103%, increase in other income and a $2.6 million, or 39%, increase in gain on sale of loans.

Page |  5

•	Loan servicing fees included a $14.0 million positive fair market value adjustment to servicing rights, with a $0.8 million positive adjustment in the Banking segment and a $13.2 million positive adjustment in the Multi-family Mortgage Banking segment. This compared to a $2.9 million negative fair market value adjustment to mortgage servicing rights in the prior period, of which $0.7 million negative adjustment in the Banking segment and $2.2 million negative adjustment in the Multi-family Mortgage Banking segment.

Noninterest Expense of $48.9 million increased $14.1 million, or 41%, compared to $34.8 million partially due to increases in salaries and employee benefits associated with higher commissions on higher production volume, as well as increases in deposit insurance expense.

•	The efficiency ratio of 29.1% decreased 112 basis points compared to 30.3%.

Comparison of Operating Results for the Three Months Ended

March 31, 2024 and December 31, 2023

Net Interest Income of $127.1 million increased 2% compared to $124.3 million, reflecting higher yields and average balances of securities available for sale, partially offset by a decrease in average balances on loans and loans held for sale, while interest expense held relatively unchanged.

•	Interest rate spread of 2.58% increased 10 basis points compared to 2.48%.

•	Net interest margin of 3.14% increased 9 basis points compared to 3.05%.

Interest Income of $314.2 million increased $2.4 million, or 1%, compared to $311.8 million, reflecting an increase in average yields and balances of securities available for sale, partially offset by a decrease in average balances on loans and loans held for sale, as well as decreases in average balances of mortgage loans in process of securitization.

•	Average yields of 5.33% for securities available for sale increased 112 basis points compared to 4.21%.

•	Average balances of $1.1 billion for securities available for sale increased 51% compared to $716.3 million.

•	Average balances of $13.5 billion for loans and loans held for sale decreased 1% compared to $13.7 billion.

•	Average balances of $137.9 million for mortgage loans in process of securitization decreased 64% compared to $380.6 million.

Page |  6

Interest Expense of $187.1 million decreased $0.3 million, compared to $187.4 million. The decrease was primarily driven by lower rates on interest-bearing checking and certificate of deposit accounts, as well as lower average balances of interest-bearing checking accounts, which were partially offset by higher average certificate of deposit balances.

•	Average interest rates of 4.81% for interest-bearing checking accounts decreased 6 basis points compared to 4.87%.

•	Average interest rates of 5.40% for certificate of deposit accounts decreased 3 basis points compared to 5.43%.

•	Average balances of $5.1 billion for interest-bearing checking accounts decreased 10% compared to $5.6 billion.

•	Average balances of $5.7 billion for certificate of deposit accounts increased 13% compared to $5.0 billion.

Noninterest Income of $40.9 million increased $6.4 million, or 19%, compared $34.5 million, primarily due to a $21.6 million, or 997%, increase in loan servicing fees, partially offset by a decrease of $10.0 million, or 52%, in gain on sale of loans and a $4.5 million, or 43%, decrease in other income.

•	Loan servicing fees included a $14.0 million positive fair market value adjustment to servicing rights, with a $0.8 million positive adjustment in the Banking segment and a $13.2 million positive adjustment in the Multi-family Mortgage Banking segment. This compared to a $7.6 million negative fair market value adjustment to servicing rights in the prior period, with a $1.1 million negative adjustment in the Banking segment and a $6.5 million negative adjustment in the Multi-family Mortgage Banking segment.

•	The decrease in gain on sale of loans was associated with decrease in production volume of multi-family loans that were sold in the secondary market.

Noninterest Expense of $48.9 million decreased $3.7 million, or 7%, compared to $52.6 million, primarily due to decreases in salaries and employee benefits associated with lower commissions on lower production volume.

•	The efficiency ratio of 29.1% decreased 398 basis points compared to 33.1%.

Page |  7

About Merchants Bancorp

Ranked as a top performing U.S. public bank by S&P Global Market Intelligence, Merchants Bancorp is a diversified bank holding company headquartered in Carmel, Indiana operating multiple segments, including Multi-family Mortgage Banking that primarily offers multi-family housing and healthcare facility financing and servicing (through this segment it also serves as a syndicator of low-income housing tax credit and debt funds); Mortgage Warehousing that offers mortgage warehouse financing, commercial loans, and deposit services; and Banking that offers retail and correspondent residential mortgage banking, agricultural lending, and traditional community banking. Merchants Bancorp, with $17.8 billion in assets and $14.0 billion in deposits as of March 31, 2024, conducts its business primarily through its direct and indirect subsidiaries, Merchants Bank of Indiana, Merchants Capital Corp., Merchants Capital Investments, LLC, Merchants Capital Servicing, LLC, Merchants Asset Management, LLC, and Merchants Mortgage, a division of Merchants Bank of Indiana. For more information and financial data, please visit Merchants’ Investor Relations page at investors.merchantsbancorp.com.

Forward-Looking Statements

This press release contains forward-looking statements which reflect management’s current views with respect to, among other things, future events and financial performance. These statements are often, but not always, made through the use of words or phrases such as "may," "might," "should," "could," "predict," "potential," "believe," "expect," "continue," "will," "anticipate," "seek," "estimate," "intend," "plan," "projection," "goal," "target," "outlook," "aim," "would," "annualized" and "outlook," or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, management cautions that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated in these forward-looking statements, including the impacts of factors identified in "Risk Factors" or "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

MEDIA CONTACT: REBECCA MARSH

Merchants Bancorp

Phone: (317) 805-4356

Email: rmarsh@merchantsbankofindiana.com

INVESTOR CONTACT: JOHN MACKE

Merchants Bancorp

Phone: (317) 536-7421

Email: jmacke@merchantsbankofindiana.com

Page |  8

Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
Assets
Cash and due from banks	$17,924	$15,592	$10,633	$15,390	$19,002
Interest-earning demand accounts	490,831	568,830	396,605	361,920	350,584
Cash and cash equivalents	508,755	584,422	407,238	377,310	369,586
Securities purchased under agreements to resell	3,329	3,349	3,385	3,412	3,438
Mortgage loans in process of securitization	142,629	110,599	476,047	298,907	197,074
Securities available for sale ($700,640 and $722,497 utilizing fair value option at March 31, 2024 and December 31, 2023)	1,061,288	1,113,687	624,586	648,003	679,518
Securities held to maturity ($1,176,178, $1,203,535, $1,010,745, $1,058,590 and $1,106,582 at fair value, respectively)	1,175,167	1,204,217	1,012,801	1,062,017	1,104,835
Federal Home Loan Bank (FHLB) stock	64,215	48,578	48,219	39,130	39,130
Loans held for sale (includes $84,513, $86,663, $90,875, $82,931 and $85,516 at fair value, respectively)	3,503,131	3,144,756	3,477,036	3,058,013	2,855,250
Loans receivable, net of allowance for credit losses on loans of $75,712, $71,752, $66,864, $62,986 and $51,838, respectively	10,690,513	10,127,801	9,910,681	9,854,018	8,575,210
Premises and equipment, net	42,450	42,342	36,730	36,947	35,793
Servicing rights	172,200	158,457	162,141	147,288	143,867
Interest receivable	90,303	91,346	78,401	70,509	64,282
Goodwill	8,014	15,845	15,845	15,845	15,845
Intangible assets, net	149	742	831	949	1,068
Other assets and receivables	360,433	306,375	241,295	262,524	156,070
Total assets	$17,822,576	$16,952,516	$16,495,236	$15,874,872	$14,240,966
Liabilities and Shareholders' Equity
Liabilities
Deposits
Noninterest-bearing	$319,872	$520,070	$287,846	$349,387	$313,733
Interest-bearing	13,655,789	13,541,390	12,719,492	12,710,477	11,031,498
Total deposits	13,975,661	14,061,460	13,007,338	13,059,864	11,345,231
Borrowings	1,835,985	964,127	1,654,075	1,016,836	1,233,762
Deferred and current tax liabilities, net	43,935	19,923	18,006	16,084	32,827
Other liabilities	190,527	205,922	183,102	221,788	123,462
Total liabilities	16,046,108	15,251,432	14,862,521	14,314,572	12,735,282
Commitments and Contingencies
Shareholders' Equity
Common stock, without par value
Authorized - 75,000,000 shares
Issued and outstanding - 43,354,718 shares, 43,242,928 shares, 43,240,212 shares, 43,237,300 shares and 43,233,618 shares	139,950	140,365	139,609	138,853	138,105
Preferred stock, without par value - 5,000,000 total shares authorized
7% Series A Preferred stock - $25 per share liquidation preference
Authorized - 3,500,000 shares
Issued and outstanding - 2,081,800 shares (All shares were redeemed as of April 1, 2024)	50,221	50,221	50,221	50,221	50,221

6% Series B Preferred stock - $1,000 per share liquidation preference
Authorized - 125,000 shares
Issued and outstanding - 125,000 shares (equivalent to 5,000,000 depositary shares)	120,844	120,844	120,844	120,844	120,844
6% Series C Preferred stock - $1,000 per share liquidation preference
Authorized - 200,000 shares
Issued and outstanding - 196,181 shares (equivalent to 7,847,233 depositary shares)	191,084	191,084	191,084	191,084	191,084
8.25% Series D Preferred stock - $1,000 per share liquidation preference
Authorized - 300,000 shares
Issued and outstanding - 142,500 shares (equivalent to 5,700,000 depositary shares)	137,459	137,459	137,459	137,459	137,459
Retained earnings	1,138,083	1,063,599	998,252	928,875	875,700
Accumulated other comprehensive loss	(1,173)	(2,488)	(4,754)	(7,036)	(7,729)
Total shareholders' equity	1,776,468	1,701,084	1,632,715	1,560,300	1,505,684
Total liabilities and shareholders' equity	$17,822,576	$16,952,516	$16,495,236	$15,874,872	$14,240,966

Consolidated Statement of Income

(Unaudited)

(In thousands, except share data)

	Three Months Ended			Change
	March 31,	December 31,	March 31,	1Q24	1Q24
	2024	2023	2023	vs. 4Q23	vs. 1Q23
Interest Income
Loans	$271,998	$274,971	$189,450	-1%	44%
Mortgage loans in process of securitization	1,720	5,294	1,648	-68%	4%
Investment securities:
Available for sale	14,388	7,609	2,266	89%	535%
Held to maturity	20,522	19,491	15,754	5%	30%
Federal Home Loan Bank stock	844	735	427	15%	98%
Other	4,701	3,659	1,749	28%	169%
Total interest income	314,173	311,759	211,294	1%	49%
Interest Expense
Deposits	171,022	172,061	104,442	-1%	64%
Borrowed funds	16,095	15,373	6,159	5%	161%
Total interest expense	187,117	187,434	110,601	-0%	69%
Net Interest Income	127,056	124,325	100,693	2%	26%
Provision for credit losses	4,726	6,747	6,867	-30%	-31%
Net Interest Income After Provision for Credit Losses	122,330	117,578	93,826	4%	30%
Noninterest Income
Gain on sale of loans	9,356	19,342	6,733	-52%	39%
Loan servicing fees, net	19,402	(2,162)	2,360	-997%	722%
Mortgage warehouse fees	982	1,950	1,028	-50%	-4%
Losses on sale of investments available for sale (1)	(108)	—	—	-100%	-100%
Syndication and asset management fees	5,303	4,879	1,212	9%	338%
Other income	5,939	10,445	2,931	-43%	103%
Total noninterest income	40,874	34,454	14,264	19%	187%
Noninterest Expense
Salaries and employee benefits	29,596	33,259	22,146	-11%	34%
Loan expenses	956	660	804	45%	19%
Occupancy and equipment	2,237	2,336	2,232	-4%	0%
Professional fees	4,099	4,157	2,269	-1%	81%
Deposit insurance expense	5,125	4,030	2,178	27%	135%
Technology expense	1,854	1,758	1,577	5%	18%
Other expense	5,045	6,379	3,566	-21%	41%
Total noninterest expense	48,912	52,579	34,772	-7%	41%
Income Before Income Taxes	114,292	99,453	73,318	15%	56%
Provision for income taxes (2)	27,238	21,980	18,363	24%	48%
Net Income	$87,054	$77,473	$54,955	12%	58%
Dividends on preferred stock	$(8,667)	(8,667)	(8,667)	—	—
Net Income Allocated to Common Shareholders	$78,387	$68,806	$46,288	14%	69%
Basic Earnings Per Share	$1.81	$1.59	$1.07	14%	69%
Diluted Earnings Per Share	$1.80	$1.58	$1.07	14%	68%
Weighted-Average Shares Outstanding
Basic	43,305,985	43,241,600	43,179,604
Diluted	43,466,647	43,430,973	43,290,779

(1) Includes $(108), $0, and $0 respectively, related to accumulated other comprehensive losses reclassifications.

(2) Includes $26, $0, and $0 respectively, related to income tax benefit for reclassification items.

Key Operating Results

(Unaudited)

($ in thousands, except share data)

	Three Months Ended			Change
	March 31,	December 31,	March 31,	1Q24		1Q24
	2024	2023	2023	vs. 4Q23		vs. 1Q23
Noninterest expense	$48,912	$52,579	$34,772	-7%		41%

Net interest income (before provision for credit losses)	127,056	124,325	100,693	2%		26%
Noninterest income	40,874	34,454	14,264	19%		187%
Total income	$167,930	$158,779	$114,957	6%		46%

Efficiency ratio	29.13%	33.11%	30.25%	(398)	bps	(112)	bps

Average assets	$16,793,072	$16,671,484	$12,885,735	1%		30%
Net income	87,054	77,473	54,955	12%		58%
Return on average assets before annualizing	0.52%	0.46%	0.43%
Annualization factor	4.00	4.00	4.00
Return on average assets	2.07%	1.86%	1.71%	21	bps	36	bps
Return on average tangible common shareholders' equity (1)	25.34%	23.60%	18.89%	174	bps	645	bps
Tangible book value per common share (1)	$29.26	$27.40	$22.88	7%		28%
Tangible common shareholders' equity/tangible assets (1)	7.12%	7.00%	6.95%	12	bps	17	bps

Consolidated ratios
Total capital/risk-weighted assets(2)	11.6%	11.6%	12.4%
Tier I capital/risk-weighted assets(2)	11.1%	11.1%	11.9%
Common Equity Tier I capital/risk-weighted assets(2)	7.9%	7.8%	7.9%
Tier I capital/average assets(2)	10.5%	10.1%	11.6%

(1) Non-GAAP financial measure - see "Reconciliation of Non-GAAP Measures" below:

(2) As defined by regulatory agencies; March 31, 2024 shown as estimates and prior periods shown as reported.

Certain non-GAAP financial measures provide useful information to management and investors that is supplementary to the company's financial condition, results of operations and cash flows computed in accordance with GAAP; however, they do have a number of limitations.  As such, the reader should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable  to non-GAAP financial measures that other companies use.  A reconciliation of GAAP to non-GAAP financial measures is below.  Net Income Available to Common Shareholders excludes preferred stock.  Tangible common shareholders' equity is calculated by excluding the balance of goodwill and other intangible assets and preferred stock from the calculation of total equity.  Tangible Assets is calculated by excluding the balance of goodwill and intangible assets.  Tangible book value per share is calculated by dividing tangible common shareholders' equity by the number of shares outstanding.

	Three Months Ended			Change
	March 31,	December 31,	March 31,	1Q24		1Q24
	2024	2023	2023	vs. 4Q23		vs. 1Q23
Net income	$87,054	$77,473	$54,955	12%		58%
Less: preferred stock dividends	(8,667)	(8,667)	(8,667)	—		—
Net income available to common shareholders	$78,387	$68,806	$46,288	14%		69%

Average shareholders' equity	$1,747,660	$1,682,270	$1,496,610	4%		17%
Less: average goodwill & intangibles	(10,494)	(16,629)	(16,980)	-37%		-38%
Less: average preferred stock	(499,608)	(499,608)	(499,608)	—		—
Average tangible common shareholders' equity	$1,237,558	$1,166,033	$980,022	6%		26%

Annualization factor	4.00	4.00	4.00
Return on average tangible common shareholders' equity	25.34%	23.60%	18.89%	174	bps	645	bps

Total equity	$1,776,468	$1,701,084	$1,505,684	4%		18%
Less: goodwill and intangibles	(8,163)	(16,587)	(16,913)	-51%		-52%
Less: preferred stock	(499,608)	(499,608)	(499,608)	—		—
Tangible common shareholders' equity	$1,268,697	$1,184,889	$989,163	7%		28%

Assets	$17,822,576	$16,952,516	$14,240,966	5%		25%
Less: goodwill and intangibles	(8,163)	(16,587)	(16,913)	-51%		-52%
Tangible assets	$17,814,413	$16,935,929	$14,224,053	5%		25%

Ending common shares	43,354,718	43,242,928	43,233,618

Tangible book value per common share	$29.26	$27.40	$22.88	7%		28%
Tangible common shareholders' equity/tangible assets	7.12%	7.00%	6.95%	12	bps	17	bps

Merchants Bancorp

Average Balance Analysis

($ in thousands)

(Unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2024			December 31, 2023			March 31, 2023
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets:

Interest-bearing deposits, and other	$346,150	$5,545	6.44%	$268,083	$4,394	6.50%	$184,470	$2,176	4.78%
Securities available for sale	1,085,114	14,388	5.33%	716,315	7,609	4.21%	445,614	2,266	2.06%
Securities held to maturity	1,196,633	20,522	6.90%	1,141,664	19,491	6.77%	1,115,243	15,754	5.73%
Mortgage loans in process of securitization	137,890	1,720	5.02%	380,645	5,294	5.52%	159,333	1,648	4.19%
Loans and loans held for sale	13,494,961	271,998	8.11%	13,674,793	274,971	7.98%	10,595,669	189,450	7.25%
Total interest-earning assets	16,260,748	314,173	7.77%	16,181,500	311,759	7.64%	12,500,329	211,294	6.86%
Allowance for credit losses on loans	(71,544)			(67,114)			(45,190)
Noninterest-earning assets	603,868			557,098			430,596

Total assets	$16,793,072			$16,671,484			$12,885,735

Liabilities & Shareholders' Equity:

Interest-bearing checking	5,070,393	60,688	4.81%	5,607,744	68,899	4.87%	4,052,081	40,647	4.07%
Savings deposits	201,860	219	0.44%	242,788	346	0.57%	237,289	265	0.45%
Money market	2,817,382	33,644	4.80%	2,825,051	34,058	4.78%	2,848,500	28,608	4.07%
Certificates of deposit	5,694,933	76,471	5.40%	5,023,434	68,758	5.43%	3,322,991	34,922	4.26%
Total interest-bearing deposits	13,784,568	171,022	4.99%	13,699,017	172,061	4.98%	10,460,861	104,442	4.05%

Borrowings	716,853	16,095	9.03%	720,521	15,373	8.46%	482,723	6,159	5.17%
Total interest-bearing liabilities	14,501,421	187,117	5.19%	14,419,538	187,434	5.16%	10,943,584	110,601	4.10%

Noninterest-bearing deposits	332,172			366,152			304,119
Noninterest-bearing liabilities	211,819			203,524			141,422

Total liabilities	15,045,412			14,989,214			11,389,125

Shareholders' equity	1,747,660			1,682,270			1,496,610

Total liabilities and shareholders' equity	$16,793,072			$16,671,484			$12,885,735

Net interest income		$127,056			$124,325			$100,693

Net interest spread			2.58%			2.48%			2.76%

Net interest-earning assets	$1,759,327			$1,761,962			$1,556,745

Net interest margin			3.14%			3.05%			3.27%

Average interest-earning assets to average interest-bearing liabilities			112.13%			112.22%			114.23%

Supplemental Results

(Unaudited)
($ in thousands)

	Net Income
	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Segment
Multi-family Mortgage Banking	$16,609	$8,580	$1,966
Mortgage Warehousing	20,190	26,362	8,641
Banking	56,425	49,996	49,307
Other	(6,170)	(7,465)	(4,959)
Total	$87,054	$77,473	$54,955

	Total Assets
	March 31,	December 31,	March 31,
	2024	2023	2023
Segment
Multi-family Mortgage Banking	$416,454	$411,097	$341,487
Mortgage Warehousing	5,369,299	4,522,175	3,318,491
Banking	11,760,028	11,760,943	10,430,293
Other	276,795	258,301	150,695
Total	$17,822,576	$16,952,516	$14,240,966

	Gain on Sale of Loans
	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Loan Type
Multi-family	8,423	$19,082	$4,920
Single-family	280	(183)	277
Small Business Association (SBA)	653	443	1,536
Total	$9,356	$19,342	$6,733

	Loans Receivable and Loans Held for Sale
	March 31,	December 31,	March 31,
	2024	2023	2023
Mortgage warehouse repurchase agreements	$1,142,994	$752,468	$604,445
Residential real estate (1)	1,321,300	1,324,305	1,215,252
Multi-family financing	4,096,606	4,006,160	3,566,530
Healthcare financing	2,464,685	2,356,689	1,941,204
Commercial and commercial real estate (2)(3)	1,666,751	1,643,081	1,194,320
Agricultural production and real estate	65,977	103,150	89,516
Consumer and margin loans	7,912	13,700	15,781
	10,766,225	10,199,553	8,627,048
Less: Allowance for credit losses on loans	75,712	71,752	51,838
Loans receivable	$10,690,513	$10,127,801	$8,575,210

Loans held for sale	3,503,131	3,144,756	2,855,250
Total loans, net of allowance	$14,193,644	$13,272,557	$11,430,460

(1)     Includes $1.2 billion, $1.2 billion and $1.1 billion of All-In-One © first-lien home equity lines of credit as of March 31, 2024, December 31, 2023 and March 31, 2023, respectively.

(2)     Includes $1.1 billion, $1.1 billion and $672.9 million of revolving  lines of credit collateralized primarily by mortgage servicing rights as of March 31, 2024, December 31, 2023 and March 31, 2023, respectively.

(3)     Includes only $6.8 million, $8.4 million and $9.1 million of non-owner occupied commerical real estate as of March 31, 2024, December 31, 2023 and March 31, 2023, respectively.